NEWS RELEASE

Lee Enterprises February Revenue Summary and Assessment

DAVENPORT, Iowa (March 20, 2001) -- Lee Enterprises, Incorporated, (NYSE: LEE) reported today that publishing revenue in February was flat compared with a year ago, as revenues from newly acquired properties offset the effects of a slowdown in advertising and the loss of a calendar day.

Excluding the effects of acquisitions and divestitures, total publishing revenue declined 3 percent in February compared with the 29-day month a year ago. Advertising revenue decreased 2 percent. Retail revenue was flat, national increased 6 percent, and classified revenue decreased 6 percent. The automotive and employment categories were both under last year, a result of reduced spending and the shorter month. Circulation revenue decreased 4 percent. Other sources of revenue decreased 5 percent. Online revenue, which is included in other revenue, increased 54 percent.

Mary Junck, president and chief executive officer, said: "The economic uncertainty has pushed advertising revenue, especially classified, below last year, and we aren't counting on a pick-up for the balance of the year. We continue to work aggressively to offset the effects of the lackluster economy by emphasizing growth in new local accounts and market share."

She added: "We've also made hard choices to control costs in every area. We've implemented a company-wide hiring freeze, except for key revenue-related positions, and we have selectively reduced our workforce. We have trimmed newsprint use, renegotiated vendor contracts, cut back discretionary costs and delayed some capital spending."

Newsprint producers have announced an increase of $50 a ton in the price of newsprint effective March 1. Junck said it is not possible at this time to predict the impact, as there is a belief in the industry that the suppliers will reconsider.

She said earnings will continue to benefit from the investment of the proceeds of the sale of Lee's broadcast properties. In addition, income tax expense is expected to decrease by $1.3 million over the balance of the fiscal year due to state tax incentives.

As a result, she said, Lee expects earnings per diluted share of 28-30 cents in its second quarter, which ends March 31. Income from continuing operations in the second quarter a year ago was 27 cents and net income was 31 cents.

The monthly and year-to-date statistical information is included in the accompanying worksheet.

Lee Enterprises owns 23 daily newspapers and a joint interest in five others. Lee also owns more than 100 weekly newspapers, shoppers and classified and specialty publications, along with associated online services.

                             Released March 20, 2001
                                 (In Thousands)

                                             February                    Year to Date
                                   ---------------------------  ----------------------------
                                     2001      2000        %      2001        2000       %
                                   ---------------------------  ----------------------------
PUBLISHING, Operations Basis (1)
  Advertising
   Retail ......................   $ 12,618   $ 12,681      0%   $ 74,404   $ 72,429     3%
   National ....................        855        808      6%      5,089      4,360    17%
   Classified ..................      8,745      9,268     -6%     45,003     45,586    -1%
                                   ---------------------------------------------------------
      Total Advertising ........   $ 22,218   $ 22,757     -2%   $124,496   $122,375     2%

  Circulation ..................      6,689      6,936     -4%     36,496     37,460    -3%
  Other ........................      5,228      5,500     -5%     27,285     26,942     1%
                                   ---------------------------------------------------------
      Total Revenue ............   $ 34,135    $ 35,193    -3%   $188,277   $186,777     1%

  Equity Basis Adjustment ......     (3,507)     (3,010)   17%    (19,551)   (16,165)   21%
  Acquired/Disposed Properties .      2,796       1,136    N/M     15,637      3,540    N/M
                                   ---------------------------------------------------------
                                   $ 33,424    $ 33,319     0%   $184,363   $174,152     6%
                                   =========================================================

Daily Newspaper Advertising
 Inches (1)
  Retail .......................     391.7       441.5    -11%    2,576.5    2,698.8    -5%
  National .....................      27.5        22.6     22%      163.2      128.4    27%
  Classified ...................     427.7       444.3     -4%    2,281.9    2,275.5     0%

(1) Operations basis includes 50% of the revenue and statistical information of Madison Newspapers, Inc., which for financial reporting purposes is reported on the equity method of accounting. Previously reported data has been restated for comparative purposes to exclude acquired/disposed properties.

(2) The month has one less Tuesday than the prior period. The year to date has one more Wednesday and one less Friday and Saturday than the prior period.

(3)  The Company's fiscal year ends on September 30.

(4) Issuer disclaims responsibility for updating information beyond release date.

This news release contains certain forward-looking statements that are based largely on the Company's current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and uncertainties are changes in advertising demand, newsprint prices, interest rates, regulatory rulings and other economic conditions and the effect of acquisitions, investments and dispositions on the Company's results of operations or financial condition. The words "believes," "expects," "anticipates," "intends," "plans," "projects," "considers," and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are as of the date of this news release.

A copy of this news release is available at www.lee.net. For more information, please contact Chris Wahlig, (319) 383-2176.